EXHIBIT 10.1

CHANGE OF CONTROL AGREEMENT

DATED AS OF JUNE 2, 2005

BETWEEN

ACTION PERFORMANCE COMPANIES, INC.

AND

DAVID M. RIDDIFORD

CHANGE OF CONTROL AGREEMENT

     Change of Control Agreement dated as of June 2, 2005, by and between Action Performance Companies, Inc., an Arizona corporation (“Employer”) and David M. Riddiford (“Executive”).

RECITALS

     Executive currently serves as Chief Financial Officer, Secretary and Treasurer of Employer.

     The Board of Directors of the Employer (the “Board”), has determined that it is in the best interests of the Employer and its stockholders to assure that the Employer will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Employer. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Employer currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

AGREEMENT

     1. Term. The term of this Agreement shall commence on the date hereof and shall continue until December 31, 2007 (the “Initial Term”) and from year to year thereafter (each a “Renewal Term” and collectively with the Initial Term, the “Term”), unless and until terminated by either party giving written notice to the other not less than sixty (60) days prior to the end of the then current term, unless earlier terminated under the terms of this Agreement. If a Change in Control occurs during the Term, then the provisions of Sections 3 and 4 hereof shall continue for the periods set forth therein. Notwithstanding the foregoing, this Agreement will terminate upon the effective date of any termination for Cause of, voluntary resignation (other than for Good Reason after a Change in Control, as each term is defined below) by, or death or disability of, Executive (an “Involuntary Termination”), and thereafter Executive shall not be entitled to any of the benefits hereunder.

     2. Certain Definitions.

          (a) “Change in Control” of Employer shall mean a Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 that serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred if and when:

               (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly of equity securities of Employer representing thirty percent (30%) or more of the combined voting power of Employer’s then-outstanding equity securities;

               (ii) during the term of this Agreement, individuals who, at the beginning of such period, constituted the Board of Directors of Employer (the “Original Directors”), cease for any reason to constitute at least a majority thereof unless the election or nomination for election of each new director was approved (an “Approved Director”) by the unanimous vote of the Board constituted entirely of Original Directors and/or Approved Directors;

               (iii) a tender offer or exchange offer is made whereby the effect of such offer is to take over and control Employer, and such offer is consummated for the equity securities of Employer representing twenty percent (20%) or more of the combined voting power of Employer’s then-outstanding voting securities;

               (iv) Employer is merged, consolidated, or enters into a reorganization transaction with another person and, as the result of such merger, consolidation, or reorganization, less than seventy-five percent (75%) of the outstanding equity securities of the surviving, or resulting person shall then be owned in the aggregate by the former stockholders of Employer; or

               (v) Employer transfers substantially all of its assets to another person or entity which is not a wholly owned subsidiary of Employer.

          (b) “Good Reason” shall mean the occurrence of any of the following events:

               (i) any reduction in Executive’s status, duties, authority, or compensation;

               (ii) Executive is demoted to a position of less stature or importance within Employer than the position described in the recitals of this Agreement;

               (iii) Executive is assigned duties inconsistent with the positions, duties, responsibilities, or status of the Chief Financial Officer of Employer; or

               (iv) Executive is required to relocate to an employment location that is more than twenty-five (25) miles from his current employment location which the parties agrees is Employer’s present corporate headquarters.

          (c) “Cause” shall be limited to discharge resulting from a determination by the Board that Executive:

               (i) has been convicted of a felony, involving dishonesty, fraud, theft, or embezzlement;

               (ii) has repeatedly failed or refused, after written notice from Employer along with a failure of Executive to cure within thirty (30) days or receipt of such notice, in a material respect to follow reasonable policies or directors established by Employer;

               (iii) has willfully and persistently failed, after written notice from Employer within thirty (30) days of receipt of such notice, to attend to material duties or obligations imposed upon him under this Agreement; or

               (iv) has performed an act or failed to act for which if he were prosecuted and convicted, would constitute a felony involving One Thousand Dollars ($1,000) or more of money or property of Employer.

          The existence of “Cause” shall be determined by the Board acting in good faith after prior notice to Executive and after providing Executive with an opportunity to be heard.

     3. Change in Control Benefits.

          (a) Length of Benefit. If during the Term there is a Change of Control and within two (2) years thereafter Executive shall be terminated without Cause or shall resign for Good Reason, then Executive shall receive the “Change in Control Benefits” provided below.

          (b) Benefits. The Executive’s Change in Control Benefits shall consist of two (2) times the Executive’s then base salary and bonus compensation. The Company will pay this amount to Executive in a lump sum, within 10 days of termination. Executive’s bonus compensation shall be the greater of (i) the amount paid to him as bonus or incentive compensation for the prior year, and (ii) an amount estimated to be due him under any then current bonus program. By way of example, if Executive was paid a bonus of $100,000 for the prior year, and is estimated to earn a $60,000 bonus in the year of termination, he would be paid $200,000 as his bonus payout upon termination. The Change in Control Benefits shall also consist of the continuation for two (2) years of any health, life, disability, or other insurance benefits that Executive was receiving as of the Change of Control date, but only to the extent permitted under the policies for such benefits. If a particular insurance benefit may not be continued for any reason, Employer shall pay to the Executive in a lump sum an amount estimated in good faith for him to obtain comparable coverage for the two (2) year post-termination period.

          (c) Future Employment. The payment of Change in Control Benefits shall not be affected by whether Executive seeks or obtains other employment. Executive shall have no obligation to seek or obtain other employment, and Executive’s Change in Control Benefits shall not be impacted by Executive’s failure to mitigate.

     4. Covenant-Not-to-Compete.

          (a) Interests to be Protected.

               (i) Customers. The parties acknowledge that Executive’s employment during the term of this Agreement, Executive will perform essential services for Employer, its employees, and shareholders, and for customers of Employer. Therefore, Executive will be given an opportunity to meet, work with, and develop close working relationships with Employer’s customers on a first-hand basis and will gain valuable insight as to the customers’ operations, personnel, and need for services. In addition, Executive will be exposed to, have access to, and be required to work with, a considerable amount of Employer’s Confidential and Proprietary Information.

               (ii) Employees. The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to Employer, and that if Employer must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Employer in any manner whatsoever, it could seriously impair the goodwill and diminish the value of Employer’s business.

               (iii) Extended Duration. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Employer, its shareholders and employees.

               (iv) Fair and Reasonable. For these and other reasons, and the fact that there are many other employment opportunities available to Executive if his employment with Employer should terminate as a result of a Change of Control, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the “Covenant-Not-To-Compete”) are fair and reasonable and are freely, voluntarily, and knowingly entered into. Further, each party has been given the opportunity to consult with independent legal counsel before entering into this Agreement.

          (b) Non-Solicitation of Customers. During the Term and any Guaranteed Payment Term, Executive shall not, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle, or solicit customers of Employer with whom he has worked as an employee of Employer at any time prior to termination, or at the time of termination, for the purpose of soliciting or selling such customer the same, similar, or related services that he provided on behalf of Employer.

          (c) Non-Solicitation of Executives. During the Term and any Guaranteed Payment Term, Executive shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, seek to hire, and/or hire any of Employer’s personnel or employees for the purpose of having such employee engage in services that are the same, similar, or related to the services that such employee provided for Employer.

          (d) Competing Business. During the Term and any Guaranteed Payment Term, Executive shall not, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, in any manner whatsoever, engage in the same or similar business as Employer, which would be in direct competition with any Employer line of business, in any geographical service area where Employer engaged in business at time of termination. For the purposes of this provision, the term “competition” shall mean directly or indirectly engaging in or having a substantial interest in a business or operation which has been, is, or will be, providing the same products provided by Employer; provided, however the ownership of not more than 5% by Executive of a publicly held corporation shall not constitute competition which is prohibited by this paragraph 8(e).

          (e) Limitation and Judicial Amendment. Notwithstanding any other provision of this Agreement, the provisions contained in paragraphs 4(b), 4(c) and 4(e) shall not apply for more than twelve (12) months after Executive fails to receive Change in Control Benefits under this Agreement. Moreover, if the scope of any provision of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

          (f) Injunctive Relief, Damages and Forfeiture. Due to the nature of Executive’s position with Employer, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Employer’s interests, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Employer may seek to enforce this Agreement with an action for injunctive relief, to cease or prevent any actual or threatened violation of this Agreement on the part of Executive.

          (g) Survival. The provisions of this paragraph shall survive the termination of Executive’s employment to the extent necessary to enforce such provisions.

     5. Confidential Information. During the course of his employment during the term of this Agreement, Executive will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents, or information (collectively the “Confidential and Proprietary Information”). In the event his employment is terminated by either party for any reason, Executive agrees that he will not take with him any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including computer print-outs, computer tapes, floppy disks, and CD roms) nor will he disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Information that is already disclosed to third parties and is in the public domain or that Employer consents to be disclosed, with such consent to be in writing, is excluded from this Agreement. The provisions of this paragraph shall survive the termination of this Agreement.

     6. Miscellaneous.

          (a) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given upon (a) personal delivery, (b) transmitter’s confirmation of the receipt of a facsimile or e-mail transmission, (c) confirmed delivery by a standard overnight carrier, or (d) the expiration of three business days after the day when mailed via United States Postal Service by certified or registered mail, return receipt requested, postage prepaid at the following addresses:

(i)	If to Employer:

Action Performance Companies, Inc. 1480 South Hohokam Avenue Tempe, Arizona 85281 Attention: Chief Executive Officer

(ii)	If to Executive:

10840 N. 52nd Street Scottsdale, Arizona 85254

Either party may alter the address to which communications are to be sent by giving notice of such change of Laddress in conformity with the provisions of this paragraph for the giving of notice.

          (b) Indulgences. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

          (c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Arizona, notwithstanding any Arizona or other conflict-of-interest provisions to the contrary.

          (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and permitted assigns.

          (e) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          (g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

          (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          (i) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday, or holiday.

          (j) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Employer” includes all subsidiaries of Employer.

          (k) Withholding. All amounts due hereunder shall be subject to withholding as required by law.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYER:

ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation

By:	/s/ Fred W. Wagenhals

Name:	Fred W. Wagenhals
Its:	President and Chief Executive Officer

EXECUTIVE:

/s/ David M. Riddiford

David M. Riddiford